Exhibit 10.18

TRANSACTION AND PERFORMANCE BONUS AGREEMENT

This Transaction and Performance Bonus Agreement (“Agreement”) is being entered into this 3rd day of March 2014 (the “Effective Date”) by and between Charles L. Kelly, Jr. (“Employee”) and Medical Action Industries Inc. (“MAI” or “the Company”).  MAI has or is expected to announce that on or about the second quarter of 2014 MAI will close on the sale of the “Units” and “Assets” constituting the “Business,” in each case, as defined in that certain Purchase Agreement to be entered into between MAI and a subsidiary of Inteplast Group Inc. (the “Buyer”).  MAI desires the services of Employee to assist with the transition of the Business to the Buyer through the date of closing. Therefore, MAI will offer certain bonus opportunities on the conditions set forth below:

1.	Except as otherwise provided herein, the term of this Agreement will be from the Effective Date until the closing date of the sale (the “Closing Date”) of the Business, unless earlier terminated as provided below.

2.	During the term of this Agreement, Employee will continue to devote his entire business skill, time, and effort diligently to the affairs of MAI and will perform all such duties, and otherwise conduct himself, in a manner reasonably determined to promote the best interests of the Company.

3.	Notwithstanding any other provision of this Agreement, Employee’s eligibility to receive the Bonuses (as defined below) under this Agreement is expressly contingent on the closing of the sale of the Business to the Buyer on or before July 1, 2014. If the sale of the Business is not closed before July 1, 2014, Employee shall not be eligible to receive any Bonus pursuant to this Agreement and this Agreement shall terminate on July 1, 2014.

4.	Bonus Eligibility

	a.	In addition to the requirements in Section 3 above, Employee must satisfy the requirements of Sections 5 and 6 below in order to be eligible for the following Transaction and/or Performance Bonus:

(1)
Performance Bonus – If MAI’s Patient Care Strategic Business Unit achieves $9.1 million or more in operating income for the fiscal year ending March 31, 2014; and the sale of the Business occurs before July 1, 2014, the Employee will receive a performance bonus in the amount of $131,750 (the “Performance Bonus”).

(2)
Transaction Bonus – If the sale of the Business occurs before July 1, 2014, and the Employee is still employed as of the Closing Date, the Employee will receive a transaction bonus in the amount of $150,000 (the “Transaction Bonus”).

As used in this Agreement, the term “Bonus” refers, individually, to the Performance Bonus or the Transaction Bonus and the correlative term “Bonuses” refers, collectively, to the Performance Bonus and the Transaction Bonus.

	b.	If Employee is eligible for one or both Bonuses, it will be paid on the Closing Date in a lump sum from proceeds of purchase price received by MAI from the sale of the Business.

c.
If payable, the Transaction and/or Performance Bonus will not be included in determining the amount of any benefits under any of the Company’s qualified or nonqualified employee benefit plans in which Employee may be a participant.

5.	To be eligible for either Bonus, Employee must execute and deliver to the Company a General Release of Claims (“General Release”) in the form attached hereto as Exhibit 1 or in such other form as the Company reasonably determines appropriate. Employee understands that he shall sign the General Release no earlier than the closing of the sale of the Business to the Buyer, when Employee’s employment with MAI shall terminate.

6.	In further consideration for the benefits described in Section 4 above, Employee agrees to the following:

a.
Return of Property. Employee agrees to return to the Company all Company files, manuals, reports and other documents and property of the Company (including, but not limited to, cell phone, credit cards, laptop, PDAs and keys) that relate to MAI’s remaining business following the Closing Date in Employee’s possession, custody, and control and/or in the possession of any person or entity acting on Employee’s behalf and to not retain copies of any such materials

b.
Proprietary and Confidential Information. Employee agrees that he is aware of confidential information such as, but not limited to price and cost data, business plans, customer lists, product designs, configurations and specifications, proprietary or secret processes or methods, whether now or hereafter perfected, whether patentable or not, relating to the Company's remaining business following the Closing Date. Employee agrees that such confidential information is the property of the Company. Employee agrees that he will not use or disclose to any person any such confidential information unless requested to do so by an officer of the Company or by legal process, and that Employee will not disclose or use any such information for his own benefit in competing with the Company, or to any person who is engaged in business (as) in which the Company is also engaged.

c.
Non-Compete. Employee agrees that for a period of two (2) years following his Termination Date, he will not accept employment with, provide advice, consulting services, or in any other capacity work for or provide services to any person, firm or entity in the United States that directly competes with MAI’s remaining business following the Closing Date.

d.	Non-Solicitation.

(i)
Employee agrees that for a period of two (2) years following his Termination Date, he will not solicit or service orders for the purchase of products similar to those manufactured/sold by MAI’s remaining business following the Closing Date to any person, firm, or entity which was a customer or prospective customer of the Company at any time during the one year preceding termination of employment.

(ii)
Employee agrees that for a period of two (2) years following his Termination Date, he will not solicit or service orders for the purchase of products similar to those manufactured/sold by MAI’s remaining business following the Closing Date to any person, firm, or entity to whom he solicited or serviced orders on behalf of the Company during the one year preceding termination of employment.

e.
No Raiding. Employee agrees that for a period of two (2) years following his Termination Date, he will not directly or indirectly, on behalf of himself or for any other entity, business or person, hire, entice, induce, solicit or attempt to hire, entice, induce or solicit any employee of MAI to leave the Company's employ or to cause any employee of the Company to become employed in any business which is competitive with the Company’s remaining business following the Closing Date for any reason whatsoever.

f.
The Company’s obligation to make any payments pursuant to this Agreement shall cease if Employee violates this paragraph of this Agreement. The parties agree that Employee becoming employed by the Buyer will not constitute a violation of this paragraph.

g.
Employee acknowledges that damages are an inadequate remedy for any breach of the terms and conditions set forth in this paragraph of this Agreement and agrees that, in the event of a breach of this paragraph, the Company may, with or without pursuing any remedy for damages, immediately obtain and enforce an ex parte, preliminary and permanent injunction prohibiting Employee from violating this paragraph. Further, in any civil action brought for a breach of this Agreement, the prevailing party shall be entitled to recover from the other party, all reasonable attorneys’ fees, litigation expenses, and costs incurred by the prevailing party.

7.	Employee acknowledges that during the due diligence period of the sale of the Business Employee has provided complete and truthful information concerning the Business and its operations, including as to any liabilities or potential liabilities of which he is aware. With respect to areas of operations of which Employee has personal knowledge, Employee acknowledges that all representations and/or warranties provided by MAI to the Buyer are accurate and complete.

8.	The payment of any benefits under this Agreement will be in lieu of, and not in addition to, any separation or severance benefits to which Employee may otherwise be entitled from the Company. In addition, no provision of this Agreement will require the Company to provide Employee with any payment, benefit, or grant that duplicates any payment, benefit or grant that Employee is entitled to receive under any Company compensation or benefit plan or other agreement or arrangement.

9.	Nothing in this Agreement shall be construed as a right to continued employment with the Company and nothing in this Agreement limits the Company’s right to terminate Employee’s employment with the Company at any time (including prior to the Closing Date) with or without cause or notice. The term of this Agreement shall end on Employee’s last day of employment if the term has not already ended.

10.	Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

11.	The Company may withhold from any benefits payable under this Agreement all taxes, deductions, and withholdings that the Company determines to be required pursuant to any law, regulation, or ruling. However, it is Employee’s obligation to pay all required taxes on any amounts provided under this Agreement, regardless of whether withholding is required.

12.	Except to the extent otherwise required by law, Employee will not disclose, in whole or in part, any of the terms of this Agreement. However, Employee may disclose the terms of this Agreement to his spouse and to his legal or financial advisor, provided that Employee takes all reasonable measures to assure that he or she does not disclose the terms of this Agreement to a third party except as otherwise required by law. In addition, notwithstanding anything in this paragraph to the contrary, Employee may disclose to any and all persons, without limitation or any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to Employee relating to such tax treatment and tax structure.

13.	The provisions contained in this Agreement and within the General Release will each constitute a separate agreement independently supported by good and adequate consideration, and will each be severable from the other provisions of the Agreement and the General Release. If a court of competent jurisdiction or an arbitrator determines that any term, provision, or portion of this Agreement or the General Release is void, illegal, or unenforceable, the other terms, provisions, and portions of this Agreement and General Release will remain in full force and effect, and the terms, provisions, and portions that are determined to be void, illegal, or unenforceable will either be limited so that they will remain in effect to the extent permissible by law, or such court or arbitrator will substitute, to the extent enforceable, provisions similar thereto or other provisions, so as to provide to the Company and Employee, to the fullest extent permitted by applicable law, the benefits intended by this Agreement and the General Release.

14.	The provisions of this Agreement as well as the General Release shall survive the termination of this Agreement according to their terms.

15.	This Agreement sets forth the entire understanding between Employee and the Company with respect to the Bonuses, and supersedes all prior agreements and communications, whether oral or written, between Employee and the Company regarding such matters. This Agreement may not be modified except by the written agreement of Employee and the Company.

16.	Employee acknowledges that he has read and understands this Agreement and executes it voluntarily and without coercion. Employee further acknowledges that he has been advised in writing of his opportunity to consult with counsel and that he has been given a more than sufficient period of time to consider the terms of this Agreement.

17.	In the event of any dispute over the interpretation, application, or performance of this letter of understanding that the law of the State of New York will apply in resolving such dispute(s).

18.	Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association in Suffolk County, New York, and judgment upon the award rendered in such arbitration may be entered in any court having jurisdiction thereof. The foregoing shall not be construed so as to limit the Company’s right to injunctive relief provided for in Paragraph 6(g) above.

Agreed to and accepted this 3rd day of March, 2014.

/s/ Charles L. Kelly, Jr.	03/03/14
Employee: Charles L. Kelly, Jr.	Date

/s/ Paul Chapman	03/03/14
Medical Action Industries Inc.	Date

EXHIBIT 1

GENERAL RELEASE

In exchange for the Company’s promises in the Transaction and Performance Bonus Agreement between me and Medical Action Industries Inc., its subsidiaries, and affiliate companies (collectively, the “Company”) dated March 3, 2014 (the “Agreement”), I hereby release and discharge the Company, its affiliated companies, and its or their current and former employees, agents, directors, officers, assigns, attorneys, shareholders and all other related persons from any and all suits, charges, demands, causes of action, and/or claims of whatever nature, whether known, unknown, or unforeseen, that I have or may have against the Company arising out of or in any way related to my employment and its termination, the Transaction and Performance Bonus Agreement, or any event, transaction, or matter occurring or existing on or before the date of my signing of the General Release. I agree, without limiting the generality of this release, that this release of claims includes, but is not limited to: any rights or claims that I may have arising out of federal, state, or local employment laws (such as, for example, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, the Uniformed Services Employment and Reemployment Rights Act (USERRA), the Americans With Disabilities Act as amended by the Americans with Disabilities Act Amendments Act (ADAAA), the Family Medical Leave Act (FMLA), the Employee Retirement Income Security Act (ERISA), the Tennessee Human Rights Act, Tenn. Code Ann. §§ 4-21-401 et seq., the West Virginia Human Rights Act, the New York Human Rights Law, and any similar federal, state, or local statute); claims under the Worker Adjustment Retraining and Notification Act, or any other applicable federal, state, or local statute relating to payment of wages, claims concerning recruitment, hiring, termination, salary rate, severance pay, retention benefits, wages or benefits due, sick leave, vacation pay, life insurance, group medical insurance, any other fringe benefits of the Company; claims for intentional or unintentional tort claims, including but not limited to, libel, slander, defamation, intentional or negligent misrepresentation, abusive or wrongful discharge, fraud or misrepresentation, retaliation and/or whistleblower claims and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by me or on my behalf in any suit, charge, demand, cause of action, or claim against the persons or entities released in this paragraph. I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the suits, charges, demands, causes of action, or claims that are lawfully released in this paragraph. I represent and warrant that I have not previously filed or joined in any such suits, charges, demands, causes of action, or claims against the person or entities released in this paragraph.

I expressly acknowledge and agree that the foregoing release is a GENERAL RELEASE.

I agree that my decision to execute this General Release is knowing and voluntary and based only on the terms of the Transaction and Performance Bonus Agreement and this General Release, and not on any other promises or representations of any kind whatsoever. I acknowledge that I am being encouraged by the Company to consult with an attorney prior to executing this General Release. I further acknowledge that I have a period of twenty-one (21) days to consider and review this General Release. Moreover, for a period of seven (7) days following my execution of this General Release, I will have the right to revoke it under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discrimination against employees who are age 40 or over. If I elect to revoke this agreement within this seven-day period, I understand that I must inform the Company by delivering a written notice of revocation to Monika Goedel, Director of Corporate Administration, Medical Action Industries Inc., 500 Expressway Drive South, Brentwood, NY 11717, no later than 11:59 p.m. on the seventh calendar day after I sign the General Release. However, if I elect to exercise this revocation right, I understand that the Company will be relieved of its obligations under the Transaction and Performance Bonus Agreement to make any payments to me. I may, if I wish, elect to sign this General Release prior to the expiration of the 21-day consideration period, and I agree that if I elect to do so, such election is knowing and voluntary and comes after full opportunity to consult with counsel.

I understand that I may not sign this General Release earlier than the closing of the sale of the Business to the Buyer (as such terms are defined in the Agreement), when my employment shall terminate.

Dated:

Charles L. Kelly, Jr.